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                                                                    Exhibit 99.2

                 Ditech Communications to Acquire Telinnovation

     ACQUISITION GIVES DITECH A LEADERSHIP ROLE IN VOICE-OVER-PACKET MARKET

MOUNTAIN VIEW, CALIFORNIA, DECEMBER 9, 1999 -Ditech Communications Corporation (Nasdaq: DITC) today announced it has signed an agreement to acquire privately-held Telinnovation Service Corporation and Telinnovation Partners (collectively "Telinnovation") of Mountain View, California. Telinnovation is a leading developer of voice enhancement and echo cancellation technology and licenses its software to several major telecommunications companies pursuing the emerging voice-over-packet market.

Under the terms of the agreement, Telinnovation will receive 600,000 shares of Ditech common stock, worth approximately $75 million. The acquisition will be accounted for under purchase accounting and is expected to close in the third quarter of Ditech's fiscal year 2000. The Company is still evaluating the extent of any purchased in-process R&D write-off associated with this acquisition. To the extent such a write-off is recognized, it will be reported as part of the Company's third quarter operating results. This acquisition, which is expected to be accretive to earnings per share excluding amortization of goodwill, purchased technology and other non-cash components has been approved by the board of directors of Ditech and the principals of Telinnovation and is subject to various closing conditions.

"This acquisition will significantly expand our product offerings and market opportunities, as well as complement our strategy to become the one-stop shop for echo cancellation," said Tim Montgomery, Ditech's President and CEO. "Historically, Ditech has primarily sold stand-alone echo cancellers. With this acquisition, we add software solutions to our current suite of products, which includes modules, stand-alone cancellers and our ground-breaking system-level echo cancellation products. Additionally, where we have primarily sold our products into the long-distance, circuit switched network, Ditech can now sell its echo cancellation products throughout the packetized network, from the enterprise and access side to the carrier-class gateway and switches at the core of the network. Finally, this acquisition represents a merger of two companies already closely aligned. Our shared history, our shared vision--even our geographic proximity--all bode well for success, in this, our first acquisition."

"Echo cancellation is one of the key enabling technologies for the emerging paradigm shift to voice-over-packet," said Dr. Charles Davis, Telinnovation's founder and


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President, who will assume the new role of Ditech's Chief Technology Officer for
Echo Cancellation. "The packetizing, routing, and processing of packetized voice introduces more delay into the voice network, and delay exacerbates the effects of echo, which is present in almost all telephone calls. Ditech's software, which provides a robust, resource-saving approach to echo cancellation, is ideally suited to meet the demands of this new generation of voice-over-packet gateways."

EXPANDED CUSTOMER BASE OF LEADING VOICE-OVER-PACKET COMPANIES

With this acquisition, Ditech will immediately begin to participate in multiple Voice-over-IP (VoIP) and Voice-over-ATM development projects within Telinnovation's customer base, which includes Cisco, Nortel, and Alcatel. These companies are leading a fundamental change in telecommunications, the transition from a circuit-based voice network to a packet-based network. Packet-based networks offer compelling advantages over a circuit-based architecture, including bandwidth efficiencies, lower operational and capital costs, and reductions in network equipment.

TELINNOVATION

Telinnovation was founded in 1983,with headquarters located in Mountain View, California. Ditech and Telinnovation have worked closely together since Ditech's founding in 1987, with Ditech being one of the first licensees for Telinnovation's echo cancellation software.

DITECH COMMUNICATIONS CORPORATION

Ditech Communications Corporation designs, develops and markets equipment used in building and expanding telecommunications and cable communications networks. Ditech's products fall into two categories, echo cancellation equipment and optical communications subsystems. Ditech's echo cancellers utilize advanced software and standard digital signal processor (DSP) technology to deliver Voice Quality of Service (VQoS(TM)), a robust, flexible and scalable solution for voice enhancement and echo cancellation. Ditech's optical communications products include optical amplifiers, WDM multiplexers, transponders, and optical telemetry and monitoring systems. Ditech's customers include local and long distance carriers, wireless and Internet telephony providers worldwide. Ditech
(DITC) is listed on the Nasdaq National Market and is headquartered in Mountain View, California (Web site: http://www.ditechcom.com).

This press release contains forward-looking statements regarding Ditech's products and business. The benefits Ditech expects to realize as a result of the Telinnovation's acquisition could vary materially as a result of unanticipated factors and events, including those detailed from time to time in the reports and other filings Ditech makes with the Securities and Exchange Commission, including in Ditech's prospectus dated October 5, 1999.